                                                                  Exhibit 12.1


                              REALTY INCOME CORPORATION

           STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                               ( dollars in thousands )

                                                                   Years ended December 31,
                                    -----------------------------------------------------------------------------------
                                    Proforma
                                      1996(1)           1996           1995           1994           1993           1992
                                    ---------      --------------------------------------------------------------------
Net Income                           $26,289        $32,223        $25,600        $15,224        $29,318        $28,053
                                    ---------      --------------------------------------------------------------------

Fixed Charges:
  Interest                             8,206          1,987          2,186            354              5             --
  Amortization of fees                    95            380            456             42             --             --
  Interest Capitalized                   167            150            217             --             --             --
                                    ---------      --------------------------------------------------------------------
    Fixed Charges                      8,468          2,517          2,859            396              5             --
                                    ---------      --------------------------------------------------------------------


Net Income before
  Fixed Charges                       34,590         34,590         28,242         15,620         29,323         28,053

Divded by Fixed Charges                8,468          2,517          2,859            396              5             --
                                    ---------      --------------------------------------------------------------------

Ratio of Earnings to
  Fixed Charges                          4:1           14:1           10:1           39:1         5865:1            N/A
                                    ---------      --------------------------------------------------------------------
                                    ---------      --------------------------------------------------------------------

(1) PRO FORMA NET INCOME AND FIXED CHARGES WERE CALCULATED ASSUMING THE INTEREST RATE LOCK AGREEMENT WAS IN EFFECT AND AS IF THE ISSUANCE OF THE 7 3/4 NOTES DUTE 2007 IN AN AGGREGATE PRINCIPAL AMOUNT OF $110,000,000 HAD OCCURED ON JANUARY 1, 1996, AND THAT ACQUISITION CREDIT FACILITY BALANCE WAS ZERO THROUGHOUT 1996.